Exhibit 99.1

Shareholders Approve Consolidation of Corel Corporation Shares

OTTAWA, Canada, January 26, 2010 -- Corel Corporation (NASDAQ:CREL; TSX:CRE, “Corel”) announced today that the shareholders of Corel approved its previously announced stock consolidation. The consolidation represented the second and final step in the acquisition of Corel by Corel Holdings, L.P., a limited partnership controlled by an affiliate of Vector Capital. Following approval of the Consolidation, Corel filed articles of amendment to effect the consolidation with the result that Corel is now wholly-owned by Corel Holdings, L.P. and its affiliates.

Shareholders other than Corel Holdings, L.P. and its affiliates will receive cash consideration of U.S.$4.00 in respect of each pre-consolidation share held by such holder.

Corel’s common shares will be delisted from the NASDAQ stock market and the Toronto Stock Exchange promptly following the consolidation, and thereafter Corel will cease to be a reporting issuer under Canadian law and its reporting obligations under U.S. securities laws will be suspended.

Further information about the consolidation and how shareholders may receive the cash consideration for their pre-consolidation shares is available in Corel’s proxy statement filed with the Securities and Exchange Commission and the Canadian securities regulatory authorities on December 29, 2009.

About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years, we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.

Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW®Graphics Suite, Corel®Painter™, Corel DESIGNER®Technical Suite, Corel®Paint Shop Pro®Photo, Corel®VideoStudio®, Corel®WinDVD®, Corel®WordPerfect®Office, WinZip®,and the recently released Corel®Digital Studio™2010. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.

© 2010 Corel Corporation. All rights reserved. Corel, Corel DESIGNER, CorelDRAW, Paint Shop Pro, Painter, WinDVD, WordPerfect, WinDVD, WinZip and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product names and any registered and unregistered trademarks mentioned are used for identification purposes only and remain the exclusive property of their respective owners.

Contact:
Catherine Hughes, 613-728-0826 x1659
catherine.hughes@corel.com